EXHIBIT 3.1
2005 AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CAL DIVE INTERNATIONAL, INC.
Article I
Name
     The name of this Corporation shall be Cal Dive International, Inc.
Article II
Purpose
     The Corporation shall have general business purposes and shall have authority to engage in and do any act necessary or incidental to the conduct of any business for which corporations may be organized under the provisions of Minnesota Statutes Chapter 302A.
Article III
Duration
     The Corporation shall have perpetual existence.
Article IV
Registered Office
     The registered office of this Corporation is c/o CT Corporation, 405 Second Avenue South, Minneapolis, Minnesota 55401.
Article V
Capital
     A. The total authorized capital stock of the Corporation is two hundred forty million (240,000,000) shares of Common Stock, without par value, and five million (5,000,000) shares of Preferred Stock with $0.01 par value.
     B. Shares of Preferred Stock may be divided into and issued from time to time in one or more series. In addition to, and not by way of limitation of, the power granted to the Board of Directors of this Corporation by Minnesota Statutes, Chapter 302A, the Board of Directors of the Corporation shall have the power and authority to fix by resolution the preferences, limitations and relative rights of the Preferred Stock of each series, including, but not limited to, the Series A-1 Cumulative Convertible Preferred Stock and the Series A-2 Cumulative Convertible Preferred Stock, each as more fully described in a Certificate of Rights and Preferences filed with the Secretary of State of the State of Minnesota on January 8, 2003 and June 23, 2004, respectively. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative participating, optional or other special rights

(including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, and the shares of Preferred Stock or any series thereof may have full or limited voting powers. Upon adoption of such resolution, a statement shall be filed with the Secretary of State in compliance with Minnesota Statutes Section 302A.401, before the issuance of any shares for which the resolution creates rights or preferences not set forth in these Articles of Incorporation; provided, however, where the shareholders have received notice of the creation of shares with rights or preferences not set forth in these Articles of Incorporation before the issuance of the shares, the statement may be filed any time within one year after the issuance of the shares.
     C. Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
     D. Subject to the preferences of any series of Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.
     E. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
     F. The holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them.
     G. Whenever reference is made in this Article V to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock. Except as otherwise provided in these Articles of Incorporation, or in the statement filed with the Secretary of State in compliance with Minnesota Statutes Section 306A.401, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.
     H. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in these Articles of Incorporation or in the statement filed with the Secretary of State in compliance with Minnesota Statutes Section 306A.401 with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.
Article VI
Directors
     A. The number of directors of the Corporation shall be fixed as specified or provided for in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws shall so provide.
     B. Any director or the entire Board of Directors may be removed, but only by a 68% vote of the holders of the shares then entitled to vote at an election of directors.
     C. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as the vote of a director present at the meeting in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.
     D. The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange or sale of all or substantially all of the assets of the Corporation, may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties; including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding any provision of this Article VI(D), this Article is not intended to confer any rights on any subsidiary of the Corporation or on any of the Corporation’s or its subsidiaries’ employees, customers, creditors or other members of the communities in which it or they do business.
Article VII
Shareholder Voting
     No shareholder of this Corporation shall be entitled to any cumulative voting rights. Action shall not be taken by written consent of the Shareholders, but, in all cases, shall be taken at a meeting of the Shareholders as described in the By-Laws of the Corporation.
Article VIII
Preemptive Rights
     No shareholder of this Corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class or series of stock of this Corporation allotted or sold or to be allotted or sold, whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this Corporation.
Article IX
Director Liability
     A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Minnesota Statutes, Section 302A.559, or on material violations of federal or state securities laws; (iv) liability for any transaction from which the director derived a material improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article IX becomes effective. If Minnesota Statutes, Chapter 302A, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A. Any repeal of this provision as a matter of law or any modification of this Article IX by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article X
Board Action Without a Meeting
     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by a written action signed collectively, or individually in counterparts, or consented to by an authentic electronic communication (as defined in Minnesota Statutes Section 302A.011), by all of the directors then in office.
Article XI
Amendment to Articles of Incorporation or Bylaws
     In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation or adopt new By-Laws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to By-Law provisions which have been adopted, amended, or repealed by the shareholders; and further provided, that By-Laws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the shareholders. In addition, the affirmative vote of the holders of at least (a) 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class, and in addition to any other vote required by these Articles of Incorporation or the By-Laws, is required to amend provisions of these Articles of Incorporation or the By-Laws relating to: (i) the taking of less than unanimous shareholder action without a meeting; (ii) the right of shareholders to call a special meeting; (iii) the number, election and term of the Corporation’s directors; (iv) the procedures for the removal of directors or filling vacancies on the Board; and (v) fixing a quorum for meetings of shareholders; and (b) at least 90% of the voting power of the then outstanding shares of voting stock, voting together as a single class, and in addition to any other vote required by these Articles of Incorporation or the By-Laws, is required to amend the provisions of these Articles of Incorporation relating to the Minnesota Control Share Acquisition Act or the Minnesota Business Combinations Act.
Article XII
Minnesota Statutes § 302A.671
(Control Share Acquisitions)
     The Corporation and its shareholders hereby expressly elect to not have the provisions of Minnesota Statues § 302A.671, as now in effect or as hereafter amended from time to time, the Control Share Acquisition Act, apply to any Control Share Acquisition (as in such statute defined) involving the Corporation.

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